Exhibit 99.1

Slinger Introduces Connexa Sports Technologies Inc.

Amplifies transformation into a connected sports technology company built around Watch, Play, Learn commercial strategy

Connexa establishes shared ecosystem linking Slinger, PlaySight Interactive, GAMEFACE.AI and Foundation Tennis

BALTIMORE, MARYLAND May 16, 2022 (GLOBE NEWSWIRE) – Slinger Bag Inc. (“Slinger” or “Company”) (OTCQB: CNXA) announced today the transformation of Slinger into Connexa Sports Technologies Inc. (“Connexa Sports”), a connected sports technology company that brings together Slinger, PlaySight Interactive, Ltd. (“PlaySight”) GAMEFACE.AI and Foundation Sports Systems, LLC (“Foundation Tennis”). As part of this transformation, Slinger redomiciled from Nevada to Delaware and, effective May 16, 2022, changed its name from Slinger Bag Inc. to Connexa Sports Technologies Inc. With its portfolio of companies, and over one million users on its combined platform, Connexa Sports (www.connexasports.com) is building a leading connected consumer brand in sports. The company is also updating its ticker symbol on the OTCQB to “CNXA”.

“I’m thrilled today to introduce our new corporate identity and associated operational structure,” said Mike Ballardie, CEO of Connexa Sports. “This positions us to take advantage of the opportunity for growth in the sports tech market, and more specifically within our initial core verticals of racquet sports, baseball, softball and cricket. With over a million users in our ecosystem already, Connexa allows us to grow this consumer base and serve them with the products, services, content and data insights they are looking for, specific to their sport.”

Powered by the integration and adoption of automated video, 5G, AI, big data, OTT content and performance analytics in sports, Connexa Sports is focused on turning sports facilities ‘smart’ through its connected camera and AI technology, while at the same time connecting consumers to their sport with disruptive products and immersive analytics, training and playing experiences.

●	WATCH: Led by PlaySight’s automated production, live streaming of practices, matches, lessons and tournaments, OTT capabilities and content for fan engagement, digital marketing, betting, data and media providers.

●	PLAY: Reimagining sports with the Slinger app tiered subscription services and the Slinger Bag range of ball launchers, including performance analysis and recommendations specific to each sport. Powered by disruptive, state-of-the-art equipment and a respected global ambassador team, as well as facility and club level engagement through Foundation Tennis, all available to convert to Slinger app users and Slinger Bag customers.

●	LEARN: AI and coaching insights from GAMEFACE.AI, with content curated to inform, motivate and provide improvement and enjoyment of sport across all technologies and products within the Connexa ecosystem and paired with Slinger Bag launchers for a full training experience.

With over $50 million invested in proprietary AI, automated video and performance technology to date, Connexa Sports has the capabilities to deliver products and services for the key growth areas of sports, from media, data and content to youth sports, and across its key verticals:

●	Tennis, with 21 million active players in the U.S. alone,[1] is one of the fast growing participation sports with a 22% YoY increase from ‘20-’21[2].
●	Pickleball, the fastest growing sport in the United States (40% YoY increase)[3].
●	Padel, with over 12 million global players[4].
●	Baseball and softball, with a combined 65 million players[5].
●	Cricket, with 300 million players globally[6].

“Collaborative product development across the portfolio brands is already driving innovation within our core sports verticals. As we deepen our offering in tennis, we will look to replicate the connected sports platform model and enter new sports verticals by bringing industry-leading innovation to players and fans by making their sport more accessible and affordable, while also building the infrastructure needed by sports organizations, media companies and betting platforms to provide richer data and insights and a better experience to their customers,” concluded Ballardie.

Additional revenue will be generated by the PlaySight and Foundation Tennis brands beyond the Watch, Play, Learn strategy. PlaySight will continue to build software-enabled automated video capture products for additional team sports, such as basketball, soccer and ice hockey, through its established footprint across more than 30 sports. Foundation Tennis will also continue to sell its club and facility management SaaS platform, which includes bookings, POS through its platform partnership with Square, and social and community features, into the racquet sports market. The Foundation Tennis platform opens up access to its members to convert under our Watch, Play, Learn commercial activities, while providing an ancillary recurring revenue stream.

To learn more, please visit www.connexasports.com.

About Connexa Sports Technologies:

Connexa Sports Technologies is a leading connected sports company delivering products, technologies and services across the ‘Watch, Play, Learn’ commercial and subscription-as-a-service activities in sports. Digital disruption is restructuring how sports are enjoyed, consumed and monetized, and Connexa is well positioned to capitalize on this with its portfolio of brands: Slinger, PlaySight Interactive, GAMEFACE.AI and Foundation Tennis.

With over one million users across its platform, Connexa’s mission is to reimagine sports through technological innovation and an unwavering focus on today’s sports consumer.

1 https://www.usta.com/en/home/stay-current/national/u-s--tennis-participation-surges-in-2020--pac-report-finds.html

2 https://www.usta.com/en/home/stay-current/national/u-s--tennis-participation-surges-in-2020--pac-report-finds.html

3 https://usapickleball.org/about-us/organizational-docs/pickleball-fact-sheet/

4 https://allracquetsports.com/why-us/#:~:text=Padel%20is%20a%20%24600%20million,is%20coming%20to%20the%20US

5 https://auprosports.com/read/the-international-appeal-of-softball/

6 https://www.icc-cricket.com/media-releases/759733

Forward-Looking Statements: This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Slinger media inquiries, please contact the press office at press@slingerbag.com 443-407-7564